Exhibit 10.29

for company

Translation of Underwriting Contract for Non-guaranteed

Private Placement Corporate Bond

[GCT Research Inc.] (hereinafter “issuing company”) and [Daewoo] Securities Co., Ltd (hereinafter “underwriting company”) enter into a contract (“hereinafter “subject contract”) on April 29, 2009 regarding the underwriting of No. [1] non-guaranteed private placement corporate bond (hereinafter “subject corporate bond”) with a face amount of [four billion] Won (issuing amount of [four billion] Won, [four billion] Won only), as a part of the transaction structure of underwriting the “subject corporate bond” which is to be underwritten by the “underwriting company” and transferred to the [KDB No. 1 Train of Hope] Collateralization Specialized Limited Liability Company (“hereinafter “collateralization company”), and of the “collateralization company’s” issuing CBO (Collateralized Bond Obligation) (hereinafter “subject CBO”).

Article 1 (Purpose of underwriting corporate bonds)

The “issuing company” intends to raise funds for business operations by issuing the “subject corporate bond,” and the “underwriting company” intends to transfer the “subject corporate bond” to the “collateralization company” upon underwriting thereof to use for corporate bonds collateralization (hereinafter “subject CBO transaction”) according to the law regarding asset collateralization (hereinafter “Asset Collateralization Law”).

Article 2 (Definitions)

1.	The “subject corporate bond” means No. [1] non-guaranteed corporate bond with a face amount of [four billion Won] with the maturity date of April 29, 2012 issued by the “issuing company.”

2.

The “terms of the subject corporate bond” means the liabilities and rights of the “issuing company,” “corporate bond creditors” and the “underwriting company” defined by all contracts and other materials in relation with the issuance of the “subject corporate bond.”

3.	“Korea Credit Guaranty Fund (KCGF)” means Korea Credit Guaranty Fund and the successor thereof who takes the responsibilities of payment guarantee on behalf of the “collateralization company.”

4.	“Credit rating company” means a specialized credit rating company designated by the head of Financial Supervisory Service.

5.

“Trustee” means an entity which is trusted by the “collateralization company” by concluding a trustee contract on April 22, 2009 and then, carries out a certain scope of business. Korea Development Bank (KDB) and the successor may be the “trustee.”

6.

“Effective credit rating” means the lowest credit rating among the ones given by the multiple domestic credit rating companies which concluded contracts with the “issuing company” to extend credit ratings in connection with the issuance of corporate bonds (excluding subordinated bonds and mortgage-backed or guaranteed bonds) of the “issuing company.”

7.

“Asset transfer contract” means a collateralization assets transfer contract which is supposed to be concluded between the “underwriting company (assigner)” and the “collateralization company (assignee).”

8.

“Collateralization plan” means an asset collateralization plan that the “collateralization company” registers on the Finance Committee according to Article 3 of the “Asset Collateralization Law.” Any modification occurred in the collateralization plan should be reflected in the plan.

9.	“Collateralized corporate bond” means collateralized corporate bonds and subordinated collateralized corporate bonds issued for the “subject CBO transactions” by the “collateralization company.”

Article 3 (Underwriting of corporate bond)

The “issuing company entrusts a firm commitment underwriting of the “subject corporate bond” to the “issuing company, and the “underwriting company” accepts this consignment.

Article 4 (Issuing conditions of the subject corporate bond)

The issuing conditions of the “subject corporate bond” issued by the “issuing company” are as follows:

1.	Name of the issuing company: [GCT Research Inc.]

2.	Net asset of the company based on the most recent Balance Sheet: [2,341,209,055] Won (as of June 30, 2008)

3.	Name of corporate bond: No, 1 Non-guaranteed Private Placement Corporate Bond (3-year maturity) of [GCT Inc.]

4.	Type of the bond: Coupon-bearing non-guaranteed private placement corporate bond

5.	Face amount of the bond: No. 1 non-guaranteed private placement corporate bond with the face amount of [4 billion] Won ([4 billion] Won only)

6.

Issuing price of the bond: 100% of face amount of each bond (par issue) However, when the “underwriting company” agrees with the “credit rating company” and others related with the “subject CBO transaction,” the total face amount and issuing price of the “subject corporate bond” may be adjusted.

7.	Face amount of bonds: [4] sheets of [one billion] Won bill, [ ] sheets of [ ] 100 million Won bill, [ ] sheets of [ ] 10 million Won bill, [ ] sheets of [ ] 1 million Won bill.

8.

Splitting and merging of the corporate bond: The subject bond is issued as bearer coupon type only. Splitting and merging of bond face amounts are not allowed for the first year after issuance, and the subject corporate bond may not be transferred to 50 holders or more during the same period.

9.

Issuing yield of the corporate bond: [6.39]% per annum effective during the period from the issuing date to the one day before the principal repayment date. In case that the interest rate is different from the issuing yield of the issuing date (which indicates the interest rate with the spread of [2.10%] added on the market base yield of 3-year maturity AAA class bearer type public bond officially notified by Korea Financial Investment Association one day before bond issuance), the issuing yield of the issuing date is applied. The issuing yield of the “subject corporate bond” may be adjusted in the future when there is an agreement between the “issuing company” and the “underwriting company”.

10.

Coupon rate of corporate bond: The coupon rate of the “subject corporate bond” is same as the aforesaid issuing yield. However, when the effective annual credit rating since the issuance date of the corporate bond of “issuing company” is “B+” or below (when the effective credit rating is not available, KCGF’s CCRS standards are used, and the CCRS rating is “KC3” or below), and at least either one of the following items has occurred, an additional [2]% per annum spread is added for one year from the first interest payment date (can be applied from the interest payment payable on the very interest payment date) coming since the “underwriting company,” collateralization company” or other “subject corporate bond holder” notified the “issuing company” of the incidence.

(A)	In case that the networth of the “issuing company” is totally eroded as of the most recent fiscal year end,

(B)	In case that the “issuing company” received auditor’s “adverse opinion” or “disclaimer opinion.”

(C)

In case that the Interest Coverage Ratio (operation income/interest expenses) of the “issuing company” calculated based on the financial statements as of the most recent two fiscal year ends falls short of 1.0 time.

11.

Method of repayment and maturity of corporate bond: No. [1] Non-guaranteed corporate bond is a term bond. The principal amount is repaid on April 29, 2012. When the repayment date is not a business day of Korean banks, the very next business day is the repayment date.

12.

Call option of corporate bonds: The “issuing company” may repay all of the principal amounts of the “subject corporate bond” earlier than the schedule at the interest payment dates belonging to the month coming after 6 months and thereafter from the issuing date. Partial repayment of the “subject corporate bond” is not allowed. The “issuing company” should notify the “subject corporate bond” holders in writing at least 20 business days prior to the interest payment date coinciding with the relevant advanced redemption date, and should notify Korea Securities Depository of the execution of call option at least 15 days prior to the execution date. The notice of call option cannot be recanted nor canceled. When the “issuing company” executes call option, the company should pay the principal amount, interest accrued up to the very previous day of repayment of the corporate bond, and the call option execution fee calculated by the following formula to the corporate bond holders. Details of execution of call option should be reported to Korea Securities Depository by the “issuing company.” In case that the amount calculated by the formula below shows (-), the call option execution fee is waived.

Call option execution fee:  coupon rate of the “subject corporate bond” – [the interest rate as of the date of executing call option by repayment amount of “Damoa Corporate Deposit,” which is notified by KDB]/4 X ‚ the advanced redemption amount of the principal of the “subject corporate bond” X ƒ the number of interest payment dates during the period of the original maturity date (may be set according to Subparagraph 13 assuming the “subject corporate bond” has not been redeemed in advance).

13.

Method of interest payment and the interest-bearing period: Interests are calculated during the period from the issuing date to the previous date of principal repayment. Amounts of interests are calculated by multiplying unpaid principal amount of the “subject corporate bond” as of the very previous day of the interest payment date by the ratio of the interest rate of the Subparagraph 10 divided by 4, and paid in arrears. In case that the interest payment date is not a business day of Korean banks, the very next business day is the day of interest payment.

July 29, 2009, October 29, 2009, January 29, 2010, April 29, 2010, July 29, 2010, October 29, 2010, January 29, 2011, April 29, 2011, July 29, 2011, October 29, 2011, January 29, 2012 and April 29, 2012.

14.

Overdue interest: When the “issuing company” fails to pay the interest of the “subject corporate bond” on the dates designated by Subparagraphs 11 through 13, the “issuing company” is responsible for paying at the overdue interest rate of 21% per annum on the unpaid principal or interest for the period from the next day of each payment date to the actual payment date. In the event of default according to Subparagraph 19, an overdue interest rate of 21% per annum is applied to the unpaid principal amount for the period from the next day of the default date.

15.	Locations of principal repayment and interest payment: [KDB] [Business Department] and base branches of relevant Metropolitan Cities and the seats of a provincial government.

16.

Method of bond payment: The amount equivalent to the issuing amount of the “subject corporate bond” should be deposited to the bank account (account number: 022-0205-2254-310) opened in KDB under the name of the “issuing company”.

17.	Bond payment date: April 29, 2009

18.	Bond issuing date: April 29, 2009

19.	Events of default of the “issuing company”:

The “issuing company” is considered to be in default immediately in case of developing the events described in the following Items (A) through (E) without a notification of default. In case of developing events described in the following Items (F) through (H), the “issuing company” is considered to be in default with regard to the “subject corporate bond” after 15 days have passed since the “underwriting company” or the other “subject corporate bond holders” notified default.

(A)

When the note or check issued, endorsed, guaranteed or accepted by the “issuing company” has become dishonored, or the banking transactions of the “issuing company” have been suspended due to other reasons.

(B)

When the “issuing company” has applied for a corporate workout program, or has followed a bankruptcy or international bankruptcy procedure in accordance with the “Law of Debtors’ Workout and Bankruptcy.”

(C)	When the “issuing company” has applied for a private settlement, a private restructuring or other procedures similar to these.

(D)

When the “issuing company” has a development of incidence required to be registered to the Credit Administration Information (including information on related persons) based on the “Credit Administration Information Regulation.”

(E)	When the “issuing company” has been in default or become a delinquent borrower with regard to corporate bonds other than the “subject corporate bond”, loan liability or other repayable liabilities.

(F)

When the “issuing company” violated (including the conditions of Subparagraph 7 of Article 6) the terms and conditions of the “subject contract” including the underwriting liabilities of subordinated collateralized corporate bond described in Subparagraph 5 of Article 6 of the “subject corporate bond conditions” or the “subject contract,” and the “issuing company” does not rectify the violations even though the “issuing company,” the “collateralization company” or the other “subject corporate bond holders” have requested to do so.

(G)

When the “issuing company” does not pay the interest (if a spread of interest described in Subparagraph 10 proviso is applied, the spread is included) which should be paid for the period of 1 month since the interest payment date as stated in Subparagraph 13.

(H)

When the “issuing company” is considered to be unable to carry out the responsibilities described in the “subject corporate bond conditions” by the “underwriting company,” the “collateralization company” or the other “subject corporate bond holders”.

Article 5 (Confirmations by the issuing company)

The “issuing company” states and confirms the followings as of the conclusion dates of the “subject contract” and the “assets transfer contract” and the issuing date of collateralized corporate bonds.

1.

The board of directors of the “issuing company” decided to issue “subject corporate bond” in compliance with the legitimate procedure, and has not resolved any additional votes including modification of issuing conditions and cancellation of issuance.

2.

Other than the information on the “issuing company” disclosed already to the “underwriting company,” no crucial and unfavorable changes with regard to the managerial state and the prospects such as profit, operations performances, funds and financial status of the “issuing company” have developed.

3.

The board of directors of the “issuing company” approved conclusion and execution of the “subject contract” and issuance of the “subject corporate bond.” In addition, conclusion and execution of the “subject contract” does not conflict with the clauses of the “issuing company” and any part of all other contracts and agreements in which the “issuing company” is involved as one of the contracting parties. No additional approval from or declaration to the government and public authorities and agreement from the third party is necessary.

4.

In the process of concluding the “subject contract,” the “issuing company” provided the “underwriting company” with all necessary and important information based on the principle of good faith. No important part of information is deceitful and no important facts are concealed or omitted.

5.

As of the conclusion date of the “subject contract” and the issuing date of the collateralization corporate bond, the “issuing company” has not applied for a corporate workout program, bankruptcy or international bankruptcy procedure in accordance with the “Law of Debtors’ Workout and Bankruptcy” and accordingly, the procedures have not begun yet. In addition, the “issuing company” has not applied for a private settlement, a private restructuring or other procedures similar to these.

Article 6 (Agreement with the issuing company)

Upon acknowledging that the “underwriting company” underwrites the “subject corporate bond” for the “subject CBO transaction,” the “issuing company” and the “underwriting company” agree the followings.

1.

The “underwriting company” has a right to cancel the “subject contract” according to Article 14 when the “underwriting company” makes a judgment that either the “collateralization company” is unable to issue the “subject CBO” or is in high risk of doing so by any reason. The “underwriting company” also has a right to get a total or part of the “subject corporate bond” redeemed based on the “asset transfer contract.” With respect to these developments, the “issuing company” takes responsibility for the financial recovery of the “underwriting company” such as returning the “subject corporate bond” payment to the “underwriting company.”

2.

The “issuing company” agrees to receive the “subject corporate bond” payment from the “underwriting company” through the account which is in the name of the “issuing company” as designated in Subparagraph 16 of Article 4.

3.

The “issuing company” agrees to receive the “subject corporate bond” payment through a separate account which may be designated by “KCGF” which takes the risk of liability for guarantee to cover the credit exposure on the principal amount extended by KDB with respect to the “collateralization company” or the “subject CBO transaction.”

4.

The “issuing company” acknowledges and confirms that any time before the “subject CBO” is issued, the “underwriting company” and the “collateralization company” may take certain measures such as prohibiting the “issuing company” from withdrawing payments of the “subject corporate bond” from the account which is in the name of the “issuing company” and is specified in Subparagraph 16 of Article 4 in a reasonable way to protect their rights according to Subparagraph. 1 .

5.	The “issuing company” obtains subordinated collateralized corporate bond issued by the “collateralization company” on the issuing date of the “subject CBO.”

6.

The “issuing company” provides KCGF with the ‘Information Access Consent Form (public administration info, CB info and financial transaction info)’ and ‘Consent Form for Releasing and Using Personal (Corporate) Credit Info’ with respect to the “subject CBO transaction.”

7.

The “issuing company” should use the fund raised from issuing “subject corporate bond” and from “subject CBO transaction” only for the purposes of the fund described on the document (attached on the “subject contract”) confirming the usage of funds raised from the “subject corporate bond” payment, and submitted to KCGF. Any different using of the funds from the statement on the document is strictly prohibited.

8.

The “issuing company” should provide “underwriting company,” “collateralization company” and other “subject corporate bond bearers” with financial statements, auditor’s report and business report within 90 days after the fiscal year end upon external auditors’ review on the financial statements. At the same time, the credit rating of the “issuing company,” which is described in Subparagraph 9 of Article 13 should also be notified.

Article 7 (Underwriting Fee)

The “issuing company” pays underwriting fee equivalent to [0.20%] of the face value of the “subject corporate bond” to the “underwriting company” with respect to the “subject CBO transaction” by cash on the payment date of “subject CBO” which is issued by the “collateralization company.”

Article 8 (Timing of Underwriting)

The underwriting responsibilities of the “underwriting company” occurs as of April 29, 2009 which is the payment date with the execution of the items below and previous engagement clauses as preceding conditions. The “underwriting company” may reserve the right not to underwrite all or part of the “subject corporate bond” when any one of the following conditions is not met, and the “issuing company” does not raise any objection against the “underwriting company’s” decision.

1.	The “underwriting company” should be able to reasonably expect the “subject CBO” shall be completely sold off in the stock market.

2.	KCGF should be able to decide that conclusion of a credit guarantee contract with the “collateralization company” as a principal debtor is feasible.

Article 9 (Responsibilities of paying principal and interest)

With respect to the repayment of principal and interest of the “subject corporate bond”, “issuing company” and joint surety(ies) take a full responsibility.

Article 10 (Fee payment responsibilities)

(1)	All expenses arising from issuance of the “subject corporate bond” are defrayed by the “issuing company.”

(2)

All expenses arising from legal procedures initiated by failing principal and/or interest payment or violation of the “subject contract,” which include expenses for protecting receivables, transferring security interest, filing suits and enforcement are paid by the “issuing company,” and payments of these expenses override the payments of the overdue interest and principal of the “subject corporate bond.”

Article 11 (Transfer of corporate bonds)

The “underwriting company” may transfer underwritten corporate bonds before the repayment date of the “subject corporate bond” to the third party without obtaining a consent from the “issuing company.” However, splitting of the bonds is not allowed for the first 1 year from the issuing date, and transferring of the “subject corporate bond” to 50 persons or more is not allowed.

Article 12 (Bearing Responsibilities)

(1)

Any objection raised against other than the details of the subject contract which is approved by the board of directors, such as objections regarding issuing procedure or legal problems regarding issuance of the “subject corporate bond,” the “issuing company” is solely responsible for resolving the objections. In case that the “underwriting company” or employees and directors of the “underwriting company” or the “collateralization company” sustain a loss (including lawyer’s fees) due to the aforesaid objections, or in case that the “underwriting company” or employees and directors of the “underwriting company” or the “collateralization company” sustain a loss (including lawyer’s fees) due to the “issuing company’s” no fulfillment of the subject contract, the “issuing company” is responsible for a full compensation.

(2)

In case that the “issuing company” decides not to proceed issuance of the “subject corporate bond” and accordingly, the “underwriting company” is unable to do underwriting, the “issuing company” should pay a penalty equivalent to 10% of the issuing amount of the “subject corporate bond” stated in Subparagraph 6 of Article 4.

Article 13 (Special Arrangements)

The “issuing company” should give a written notice to the “underwriting company” and the “collateralization company” without delay in case of the following incidents.

1.	When a promissory note or check issued by the “issuing company” has been dishonored or banking transactions have been suspended.

2.

When the “issuing company” has applied for a corporate workout program, or has followed a bankruptcy or international bankruptcy procedure in accordance with the “Law of Debtors’ Workout and Bankruptcy,” or when the “issuing company” has applied for a private settlement, private restructuring or other procedures similar to these.

3.	When the “issuing company’s” business operations have changed or suspended in part or in whole.

4.	When the “issuing company’s” purposes of business operations have changed.

5.	When the “issuing company” sustains heavy damage such as fire.

6.	When the “issuing company” acquires or merges another company or splits itself up.

7.	When the “issuing company” makes a resolution through such as board of directors to invest 50% or more of the paid-in capital thereof in another company.

8.	When the “issuing company’s” address of head office or major contacts have changed.

9.	When the “issuing company’s” effective credit rating is degraded to “B+” or lower (in case that the effective credit rating is not available, KCGF’s CCRS rating is “KC3” or below).

10.	When the “issuing company” has incidents stated in Items 10 (A) through (C), Subparagraph 10, Article 4.

Article 14 (Cancellation of the Contract)

The “underwriting company” may cancel the “subject contract” anytime upon developments of the following incidents.

1.

When the transaction of the promissory note issued by the debtor (indicates a group of issuers of the corporate bonds the “collateralization company” is to take over in the “subject CBO transaction” including the “issuing company.”

Hereinafter, referred to as “debtor” in this Article) is suspended by The Clearing House, or the promissory note issued by the debtor is dishonored and accordingly, KCGF refuses to conclude a credit guarantee contract with the “collateralization company” as a principal debtor.

2.	When underwriting, invitation or placement of the “subject CBO” the “collateralization company” plans to issue is not feasible due to the incidents stated in Subparagraph 1 above.

Article 15 (Registration)

(1)	The registration institution of the “subject corporate bond” is Korea Securities Depository. Registration certificate is provided by the registration institution.

(2)

With respect to the registered issuance of the “subject corporate bond,” the “issuing company” delegates duty of notifying details of issuance specified in Article 323 of Law of Capital Market and Financial Investment Business and Article 21 of Enforcement Ordinance of Public and Corporate Bonds to the “underwriting company,” and the “underwriting company” should carry out duty of notifying details of issuance with due diligence.

Article 16 (Joint Surety)

(1)

The “issuing company” should have a person designated by “KCGF” among the group of people composed of representative director and active executive officers (such as the largest shareholders) of the “issuing company” stand joint surety for the issuance of the “subject corporate bond.” When the status of the joint surety on the “issuing company” has changed due to such as resignation from the position of representative director or disposition of stock-holdings, the joint surety should obtain a prior written approval from the “trustee” and “KCGF” under the condition that the successor of the joint surety succeeds to the status of joint surety.

(2)

The joint surety(ies) who signed and sealed below guarantee(s) any payment the “issuing company” is(are) responsible for in connection with the “subject contract.” When the rights and responsibilities of the “underwriting company” in connection with the “subject contract” and/or the “subject corporate bond” are succeeded or transferred to the “collateralization company,” the joint surety(ies) carry(ies) out their responsibilities on behalf of the “collateralization company” without giving an approval or receiving a notice.

Article 17 (Notification and Request)

All notifications and requests are required to be submitted in writing. Notifications, requests and other messages are assumed to be duly submitted upon being received by the receiver by person or via mail or FAX at the addresses of the receivers listed below or separate addresses designated by the receivers. Notifications, requests and other messages are assumed to be submitted on the very day of delivery upon being received by the receiver to the addresses during the normal business hours. Other than that, all notifications, requests and other messages are assumed to be submitted to the addresses on the next business day.

Notifications to the “issuing company”: Company Name: GCT Research Inc.

Address: 305-70 Sindaebang-dong, Dongjak-gu, Seoul
Attention: Hye-Jin Hwang, Accounting Team Tel: 02-2167-1144 FAX: 02-2167-1293

Notifications to the “underwriting company”: [Daewoo] Securities Co., Ltd

Address:

Attention:
Tel:
FAX:

Notifications to the “joint surety”: Name: Gyung-Ho Lee

Address: #101, Sindonggwang Villa, 101-8 Banpo 4-dong, Seoch-gu, Seoul Tel: 010-3152-2780 FAX: 02-2167-1293

Notifications to the “trustee”: Korea Development Bank

Address: 16-3 Yeouido-dong, Yeongdeungpo-gu, Seoul Attention: Sung-Cheol Choi, Manager, Syndicated Financing Team, Capital Market Department Tel: 02-787-6605 FAX: 02-2167-6692

Article 18 (Data Presentation)

The “issuing company” should provide the “underwriting company” and “collateralization company” with conveniences of reading or obtaining financial statements upon request any time while the principal and interest of the “subject corporate bond” are being repaid.

Article 19 (Competent Court)

For any disagreements arising from the “subject corporate bond” and this contract, the competent court shall be the Seoul District Court.

Article 20 (Further Questions)

Matters not specified in this contract shall be discussed between the “issuing company” and the “underwriting company” in accordance with the collateralization plan and commercial practices.

(Blank space below for signing and sealing)

As an evidence of concluding this contract, the “issuing company,” the “joint surety” and the”underwriting company” make out a contract in triplicate upon signing and sealing and keep each copy.

April 29, 2009

“Issuing company”: GCT Research Inc.

Address: Jeonmungunsolhoigwan 10th & 11th fl.
305-70 Sindaebang-dong, Dongjak-gu, Seoul Kyung-Ho Choi

“Underwriting company”: Daewoo Securities Co., Ltd

34-3 Yeoeuido-dong, Yeongdeungpo-gu, Seoul

Representative Director: Kim. Sung

“Joint surety”: _____________________________

Name: Gyung-Ho Lee Address: #401, Sindonggwang Villa, 101-8 Banpo 4-dong, Seoch-gu, Seoul Resident Registration Number: 690805-1047511

Attachment

[Confirmation on the use of the funds]

The purpose of raising funds is to meet the financial needs arisen from carrying out “development of GDM7013 chips which RF and baseband for satellite and ground wave DMB are Multichip Packaged (MCP).” GCT obtained the development order from SK Telecom. The product to be developed is the first time ever SoC item in this field, which has integrated functions of satellite DMB, ground wave DMB and CAS (Conditional Access System). Comprehensive DMB functions may be realized in full scale, and a packaged CAS IP product will be commercially produced by virtue of GCT’s verified DMB single chip technology.

Classification	Details of costs	Amount (million Won)
Payroll costs for R & D personnel	Payroll costs design and test	1,800
Costs for samples and materials	Costs of manufacturing a semiconductor for a verification purpose, and costs of dies and various research materials.	3,069
Costs for technology transfer	IP purchase costs	285
Outsourced R & D costs	Conclusion of a contract for outsourcing R & D	516
Costs for R & D equipment and materials	Lease expenses for experiments and tests	109
Other expenses	Payroll costs for manufacturing samples and processing	136
	Total	5,915

Kun-Pledge Agreement

(For subordinated ABS bond)

The present Kun-Pledge Agreement (hereinafter referred to as the “Agreement”) is concluded between the following parties on this 30th day of April, 2009.

Pledgee & Creditor:	<KDB No. 1 Train of Hope> Collateralization Specialized LLC Address: 16-3 Yeuido-dong, Youngdeungpo-gu, Seoul, Korea

Pledgor & Debtor:	GCT Research Co., Ltd. 10th Fl., Specialty Construction Bldg., 395-70 Sindaebang-dong, Dongjak-gu, Seoul, Korea
Trustee:	Korea Development Bank 16-3 Yeouido-dong, Youngdeungpo-gu, Seoul, Korea

Underwriter of Corporate Bond: Address:	Daewoo Securities Co., Ltd. 34-3, Yeuido-dong, Youngdeungpo-gu, Seoul, Korea Sung-Tae, Kim

Fixed date in 2009: No. 1740

Article 1 (Purpose & Definition)

(1)

Provided that the Pledgee’s right(s) against the Pledgor become ineffective or invalid for whatever reason with regard to the Pledgee’s right to claim for repayment of the principal and accrued interest against the Pledgor or the bond stated herein, arising from the situation that the [1st] non-guaranteed private placement corporate bond (hereinafter referred to as the “Subject Corporate Bond”) whose par value is equivalent to [Korean Won four billion] having been structured and issued in accordance with the Underwriting Agreement for Non-guaranteed Private Placement Corporate Bond (hereinafter referred to as the “Bond-Underwriting Agreement”) dated April 29, 2009 was transferred by the Bond Underwriter to the Pledgee for the purpose of its asset securitization, or that the Pledgor fails to honor its obligations and responsibilities, in whole or in part, which are set out in the above Bond-Underwriting Agreement including but not limited to an event of default in which the Pledgor has used or uses the fund created from the Subject Corporate Bond for any purpose other than the preset usage as expressly specified, the Pledgee, in an attempt to secure all forms of its credits against the Pledgor effectuated in accordance with the Bond-Underwriting Agreement as well as its right for any damage compensation with any nature whatsoever in connection with any non-fulfillment by the Pledgor in conformity with the Bond-Underwriting Agreement (such right and credit collectively referred to as the “Secured Claims” hereinafter), shall be entrusted herein to establish its right of the kun-pledge onto the subordinated securitization bond (as specified for its detail in Annex 1: The List of Collaterals attached herewith, which is hereinafter referred to as the “Subordinated ABS Bond”) which was conferred to the Pledgor in accordance with the asset transfer agreement made between the Bond Underwriter and the Pledgor as of the date of April 30, 2009 pertaining to the Subordinated ABS Bond which was issued by the Pledgee and taken over to the Bond Underwriter on the same 30th day of April, 2009.

(2)

Any terms used in this Agreement but not defined separately herein shall be clarified in compliance with the definitions set forth by the Job Assignment Contract entered into as of the date of April 22, 2009.

Article 2 (Establishment of Kun-pledge)

(1)

The Pledgor hereby agrees that it will take actions or have steps taken, to the extent complying with the following subparagraphs numbered 1 & 2, in order for the pledge meeting the purposes of the Agreement to be established for the sake of and by the name of the Pledgee, including other legal proceedings as appropriate, onto the Subordinated ABS Bond which the Pledgor has taken over from the Bond Underwriter.

1.	Secured Claims (this may be “Secured Obligations” in view of the Pledgor)

To be defined as all types of present and future rights and claims of the Pledgee exercisable against the Pledgor, which are generated as per the Bond-Underwriting Agreement as well as the right to claim for reimbursement/compensation for any damage incurred by or arising from the Pledgor’s failure to abide by the terms and conditions stipulated by the above-mentioned Bond-Underwriting Agreement, including but not limited to such events in which either the Subject Corporate Bond or the Pledgee claims right to the principal and interest against the Pledgor, or in which the Pledgor has used or uses the funds created from the issue of the Subject Corporate Bond for any purpose other than the predetermined usage as expressly specified.

2.	Scope of Kun-pledge Right

The extent demarcated duly effective by the term right of the Pledgee in accordance with the present Agreement shall affect to the Subordinate ABS Bond itself, together with the principal plus accrued interest and/or other beneficial right of the collateral, whether actual or contingent, subject to such Subordinate ABS Bond.

(2)

The Bond Underwriter, without delay once it underwrites the bond certificate representing the subordinate securitization on behalf of the Pledgor, shall hand over the Corporate Bond to the Trustee authorized in proxy of the Pledgee through which the obligation to transfer the Corporate Bond in accordance with the Asset Transfer Agreement shall be appropriately undertaken. In the meantime, both the Bond Underwriter and the Pledgor shall cooperate, on receipt of the request by the Pledgee’s side, the proceedings to make the establishment of the pledge by the Pledgee to be accomplished successfully.

Article 3 (Effectuation & Extinguishment of the Pledge Right)

(1)

The pledge right being created by the Agreement in favor of the Pledgee will take into effect from the time when the Corporate Bond representing the subordinated securitization bond, pursuant to Article 2(2), is provided to the Trustee who is the representative of the Pledgee.

(2)	The pledge right being created by the Agreement shall be terminated at the time when the Secured Obligations are repaid completely.

Article 4 (Power of attorney, Etc., for Trustee & Corporate Bond Underwriter)

(1)

The Pledgee will assign the general proceedings such as establishment, enforcement and/or other relevant jobs to the Trustee; and the Trustee shall undertake such jobs assigned faithfully in a bona fide manner.

(2)

The Pledgor, immediately after the Corporate Bond representing the subordinate securitization bond is issued in accordance with Article 2(2), shall deliver it to the Trustee who is the representative of the Pledgee, as if the Corporate Bond were duly provided to the Trustee by laddering up the procedures set out in the Asset Transfer Agreement; and, the Trustee shall undertake such jobs assigned faithfully in a bona fide manner.

(3)	The Trustee shall safely keep the collateral for the Pledgee with due diligence; and any action serving as an obstacle to exercise of the collateral right by the Pledgee is not strictly prohibited.

Article 5 (Enforcement of Pledge)

(1)

If or in the event that the Pledgor fails or neglects to keep its obligatory responsibilities to pay for the principal, etc relating to the Secured Obligations (such events of default collectively referred to as the “Reasons of Pledge Exercisability”), the Pledgee shall be entitled to enforce the pledge with no limitation to timing.

(2)

If or provided the Pledgee exercises its pledge right against the Pledgor caused by or in the event that any of the Reasons of Pledge Exercisability takes place, the Pledgee has the right in its sole discretion to safeguard its credit away from the Pledgor in such a manner of setting off the Secured Claims claimable by the Pledgee against the Pledgor with the Subordinate ABS Bond receivable by the Pledgor from the Pledgee, at which case the consent on such act by the Pledgor is not required.

Article 6 (Preservation of Collateral Value)

The Pledgor is not allowed to transfer or offer the collateral to the third party, and also any action causing the collateral to be devalued, degraded or destructed is strictly prohibited.

Article 7 (Release of Secured bond)

When the Secured Obligations are all repaid, the Pledgee shall promptly surrender the pledge stated herein and return the Subordinate ABS Bond that is pledged to the Pledgor.

Article 8 (Confirmations between the Parties Concerned)

(1)	The Trustee shall not be allowed to set off the collateral using its own credits for the Pledgor.

(2)

Neither the Pledgor nor the Pledgee nor the Bond Underwriter shall be entitled to confer or offer as collateral to any third party the respective rights and obligations obtainable or arising out of the present Agreement.

(3)

The Pledgor must make the original copies of the Agreement to be affixed thereon with the fixed date stamp without hesitation as soon as this Agreement is duly made, and then hand it over to the Trustee.

Article 9 (Bearing Expenses)

All cost and expenses incurred in connection with the creation, and enforcement of the Pledge shall be borne by the Pledgor.

Article 10 (Governing Law and Jurisdiction)

(1)	This agreement along with its rights and obligations shall be interpreted and governed in accordance with or by the relevant laws of the Republic of Korea.

(2)	Any dispute or controversy among the parties concerned arising out of or in connection with the Agreement shall be initially brought to Seoul Central District Court for settlement.

(Space blank to be used for seals and signatures)

To witness the above, this Agreement has been duly executed with seals in four original copies, of which each of the parties concerned as shown hereunder has taken one copy.

Pledgee & Creditor:	<KDB No. 1 Train of Hope> Collateralization Specialized LLC Address: 16-3 Yeuido-dong, Youngdeungpo-gu, Seoul, Korea
	Director Min-Soo Park	(seal)

Pledgor & Debtor:	GCT Research Co., Ltd. Address: 10th Fl., Specialty Construction Bldg., 395-70 Shindaebang-dong, Dongjak-gu, Seoul, Korea
	Gyeong-Ho Lee	(seal)

Trustee:	Korea Development Bank Address: 16-3 Yeuido-dong, Youngdeungpo-gu, Seoul, Korea Representative, President Yoo-Seong Min
	Representative of the above, Issue Market Manager Soo-Jae Kim	(seal)

Underwriter of Corporate Bond:	Daewoo Securities Co., Ltd. Address: 34-3 Yeuido-dong, Youngdeungpo-gu, Seoul, Korea Sung-Tae Kim	(seal)

[fixed date]